Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 12:

We consent to the use of our reports, dated May 15, 2018, with respect to the statements of assets and liabilities of Prudential QMA Long-Short Equity Fund, Prudential QMA Large-Cap Core Equity Plus Fund, and Prudential US Real Estate Fund, and dated May 16, 2018, with respect to the statement of assets and liabilities of Prudential Short Duration Muni High Income Fund, collectively, four of the series comprising Prudential Investment Portfolios 12, including their respective schedules of investments, as of March 31, 2018, and their respective related statements of operations for the year or period then ended, respective statements of changes in net assets for each of the years or periods in the two-year period then ended, and respective financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

May 24, 2018